Filed Pursuant to Rule 424(b)(2)
File Number 333-198735

Prospectus Supplement to Prospectus dated September 15, 2014.

NZD300,000,000 The Goldman Sachs Group, Inc. 5.20% Notes due 2019

The Goldman Sachs Group, Inc. will pay interest on the notes at a rate of 5.20% per annum on June 17 and December 17 of each year. The first such payment will be made on June 17, 2015. The notes will mature on the stated maturity date, December 17, 2019. If The Goldman Sachs Group, Inc. becomes obligated to pay additional amounts to non-U.S. investors due to changes in U.S. withholding tax requirements, The Goldman Sachs Group, Inc. may redeem the notes before their stated maturity at a price equal to 100% of the principal amount redeemed plus accrued interest to the redemption date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The notes have been registered under the Securities Act of 1933 solely for the purpose of sales in the United States; they have not been and will not be registered for the purpose of any sales outside the United States.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

	Per Note	Total
Initial price to public	99.859%	NZD	299,577,000
Underwriting discount	0.300%	NZD	900,000
Proceeds, before expenses, to The Goldman Sachs Group, Inc.	99.559%	NZD	298,677,000

The initial price to public set forth above does not include accrued interest, if any. Interest on the notes will accrue from December 17, 2014 and must be paid by the purchaser if the notes are delivered after December 17, 2014.

The underwriters expect to deliver the notes through the facilities of Clearstream Banking, société anonyme and Euroclear Bank SA/NV against payment in immediately available funds in New Zealand dollars on December 17, 2014.

The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in the initial sale of the notes. In addition, Goldman Sachs International or any other affiliate of The Goldman Sachs Group, Inc. may use this prospectus supplement and the accompanying prospectus in a market-making transaction in the notes after their initial sale, and unless they inform the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used by them in a market-making transaction.

Goldman Sachs International	TD Securities	National Australia Bank

Prospectus Supplement dated December 10, 2014.

Prospectus Supplement

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement, the accompanying prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

SPECIFIC TERMS OF THE NOTES

Please note that throughout this prospectus supplement, references to “The Goldman Sachs Group, Inc.”, “we”, “our” and “us” mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to “holders” mean the common depositary for Clearstream Banking, société anonyme (“Clearstream”) and Euroclear Bank SA/NV (“Euroclear”) and not indirect owners who own beneficial interests in notes through participants in Clearstream or Euroclear. Please review the special considerations that apply to indirect owners in the accompanying prospectus, under “Legal Ownership and Book-Entry Issuance” and under “—Additional Information About the Notes—Book-Entry System” and “—Additional Information About the Notes—Non-Global Notes” below.

The notes will be a series of senior debt securities issued under our senior debt indenture dated as of July 16, 2008 between us and The Bank of New York Mellon, as trustee. This prospectus supplement summarizes specific financial and other terms that will apply to the notes; terms that apply generally to all of our debt securities are described in “Description of Debt Securities We May Offer” in the accompanying prospectus dated September 15, 2014. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Terms of the Notes

The specific terms of this series of notes we are offering will be as follows:

•	Title of the notes: 5.20% Notes due 2019

•	Issuer of the notes: The Goldman Sachs Group, Inc.

•	Total principal amount being issued: NZD300,000,000

•	Initial price to public: 99.859% of the principal amount

•	Underwriting discount: 0.300% of the principal amount

•	Issue date: December 17, 2014

•	Stated maturity: December 17, 2019

•	Interest rate: 5.20% per annum

•	Date interest starts accruing: December 17, 2014

•	Due dates for interest: Every June 17 and December 17

•	First due date for interest: June 17, 2015

•

Regular record dates for interest: For interest due on an interest payment date, the day immediately prior to the day on which the payment is to be made (as such payment day may be adjusted under the applicable business day convention specified below)

•	Day count convention: Actual/Actual (ICMA)

•	Denomination: NZD2,000 and integral multiples of NZD1,000 thereafter, subject to a minimum denomination of NZD2,000

•

Specified Currency: Payments of interest and principal on the notes will be made in New Zealand dollars (“NZD”) except in limited circumstances as described in “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities” in the accompanying prospectus.

Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency related risks as described in “Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency” in the accompanying prospectus. As of December 31, 2013, the NZD/U.S. dollar rate of exchange was NZD 1.00/ USD 0.8238, and as of December 9, 2014 the NZD/U.S. dollar rate of exchange was NZD 1.00/ USD 0.7711.

•	Business day: New York, London, Auckland and Wellington

•

Business day convention: Following unadjusted, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Calculations of Interest on Debt Securities — Business Day Conventions”

•

Defeasance: The notes are subject to defeasance and covenant defeasance by us, as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Defeasance and Covenant Defeasance”

•

Additional amounts: We intend to pay principal and interest without deducting U.S. withholding taxes. If we are required to deduct U.S. withholding taxes from payment to non-U.S. investors, however, we will pay additional amounts on those payments, but only to the extent described in the accompanying prospectus under “Description of Debt Securities We May Offer — Payment of Additional Amounts”

•

Tax Redemption: We will have the option to redeem the notes before they mature (at par plus accrued interest) if we become obligated to pay additional amounts because of changes in U.S. withholding tax requirements as described in the accompanying prospectus under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”. For purposes of the first paragraph under “Description of Debt Securities We May Offer — Redemption and Repayment — Tax redemption”, the specified date (on or after which any such changes that may occur will give rise to our redemption right) is December 10, 2014

•

No other redemption: We will not be permitted to redeem the notes before their stated maturity, except as described above. The notes will not be entitled to the benefit of any sinking fund — that is, we will not deposit money on a regular basis into any separate custodial account to repay your note

•	Repayment at option of holder: None

•

Exchange rate agent: Holders will not be entitled to receive payments on the notes in any currency other than New Zealand dollars, except that, if New Zealand dollars are unavailable for a payment due to circumstances beyond our control, such as the imposition of exchange controls or a disruption in the currency markets, we will be entitled to satisfy our obligation to make the payment in New Zealand dollars by making the payment in U.S. dollars, on the basis of the exchange rate determined by Goldman Sachs International, as exchange rate agent, in its discretion. We may change the exchange rate agent from time to time after the original issue date of the notes without your consent and without notifying you of the change. See “Description of Debt Securities We May Offer — Payment Mechanics for Debt Securities — How We Will Make Payments Due in Other Currencies” in the accompanying prospectus

•	ISIN No.: XS1153303810

•	Common code: 115330381

•	FDIC: The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Additional Information About the Notes

Book-Entry System

We will issue the notes as global notes registered in the name of a nominee of a common depositary for Clearstream, and a nominee of a common depositary for Euroclear. Investors may hold book-entry interests in a global note through organizations that participate, directly or indirectly, in the Clearstream and Euroclear systems. Book-entry interests in the notes and all transfers relating to the notes will be reflected in the book-entry records of Clearstream and Euroclear. The initial common depositary for Clearstream and Euroclear will be The Bank of New York Mellon, London Branch, or its nominee, and The Depository Trust Company will not be the depositary for the notes. For the purposes of the notes, references to the “depositary” in this prospectus supplement and the accompanying prospectus mean the common depositary or such other entity that is the registered holder of the notes on behalf of Clearstream or Euroclear or their successors. See “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus for additional information about indirect ownership of interests in the notes.

The distribution of the notes will be cleared through Clearstream and Euroclear. Any secondary market trading of book-entry interests in the notes will take place through Clearstream and Euroclear participants and will settle in same-day funds. Owners of book-entry interests in the notes will receive payments relating to their notes in New Zealand dollars.

Clearstream and Euroclear have established electronic securities and payment transfer, processing, depositary and custodial links among themselves and others, either directly or through custodians and depositaries. These links allow securities to be issued, held and transferred among the clearing systems without the physical transfer of certificates. Special procedures to facilitate clearance and settlement have been established among these clearing systems to trade securities across borders in the secondary market.

The policies of Clearstream and Euroclear will govern payments, transfers, exchanges and other matters relating to the investor’s interest in securities held by them. We have no responsibility for any aspect of the records kept by Clearstream or Euroclear or any of their direct or indirect participants. We also do not supervise these systems in any way.

Clearstream and Euroclear and their participants perform these clearance and settlement functions under agreements they have made with one another or with their customers. You should be aware that they are not obligated to perform or continue to perform these procedures and may modify or discontinue them at any time.

Except as provided below, owners of beneficial interests in the notes will not be entitled to have the notes registered in their names, will not be entitled to receive physical delivery of the notes in definitive form and will not be considered the owners or holders of the notes under the indenture governing the notes, including for purposes of receiving any reports delivered by us or the trustee pursuant to the debt indenture. Accordingly, each person owning a beneficial interest in a note must rely on the procedures of the depositary and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, in order to exercise any rights of a holder of notes.

For additional considerations relating to the notes clearing through Euroclear and Clearstream, including special timing considerations, see “Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Considerations Relating to Euroclear and Clearstream” and Legal Ownership and Book-Entry Issuance — What Is a Global Security? — Special Timing Considerations for Transactions in Euroclear and Clearstream” in the accompanying prospectus.

Non-Global Notes

We will not issue notes in non-global form to you or anyone else except if (1) both Clearstream and Euroclear notify us that they are unwilling or unable to continue as depositary for the global security and we do not designate a successor within 60 days; (2) an event of default with respect to the notes has occurred and is continuing under the senior debt indenture; or (3) we, at our option, notify the trustee in writing that we wish to terminate the book-entry system. If any of the three above events occurs, the trustee will reissue the notes in non-global, fully registered form in such names as the depositary for the global notes directs and the trustee will recognize the registered holders of the non-global notes as holders under the senior debt indenture.

Unless and until we issue the notes in non-global form, (1) you will not be entitled to receive a certificate representing your interest in the notes; (2) all references in this prospectus supplement or in the accompanying prospectus to actions by holders will refer to actions taken by the depositary, which may act upon instructions from direct participants in Clearstream or Euroclear; and (3) all references in this prospectus supplement or the accompanying prospectus to payments and notices to holders will refer to payments and notices to the depositary, as the registered holder of the notes, which may distribute them to you in accordance with its policies and procedures.

Auckland Business Day

“Auckland business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Auckland, New Zealand generally are authorized or obligated by law, regulation or executive order to close.

Wellington Business Day

“Wellington business day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in Wellington, New Zealand generally are authorized or obligated by law, regulation or executive order to close.

United States Federal Income Tax Consequences

Please see the discussion under “United States Taxation” in the accompanying prospectus.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of The Goldman Sachs Group, Inc. and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. In general, available exemptions are: transactions effected on behalf of that Plan by a “qualified professional asset manager” (prohibited transaction exemption 84-14) or an “in-house asset manager” (prohibited transaction exemption 96-23), transactions involving insurance company general accounts (prohibited transaction exemption 95-60), transactions involving insurance company pooled separate accounts (prohibited transaction exemption 90-1), transactions involving bank collective investment funds (prohibited transaction exemption 91-38) and transactions with service providers under Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code where the Plan receives no less and pays no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code). The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a non-exempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA (or any regulations thereunder) or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by The Goldman Sachs Group, Inc. or any of its affiliates of any rights in connection with the notes, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan) and propose to invest in the notes described in this prospectus supplement and accompanying prospectus, you should consult your legal counsel.

VALIDITY OF THE NOTES

The validity of the notes will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York. Sullivan & Cromwell LLP has in the past represented and continues to represent The Goldman Sachs Group, Inc. on a regular basis and in a variety of matters, including offerings of our common stock, preferred stock and debt securities. Sullivan & Cromwell LLP also performed services for The Goldman Sachs Group, Inc. in connection with the offering of the notes described in this prospectus supplement.

EXPERTS

The financial statements of The Goldman Sachs Group, Inc. incorporated herein by reference to the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The historical income statement, balance sheet and common share data set forth in “Selected Financial Data” as of and for the years ended December 31, 2013, 2012, 2011, 2010 and 2009 incorporated by reference in this prospectus supplement have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

REVIEW OF UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

With respect to the unaudited condensed consolidated financial statements of Goldman Sachs for (i) the three month periods ended March 31, 2014 and 2013, (ii) the three month and six month periods ended June 30, 2014 and 2013 and (iii) the three month and nine month periods ended September 30, 2014 and 2013, incorporated by reference in this prospectus supplement, PricewaterhouseCoopers LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated (i) May 8, 2014, (ii) August 6, 2014 and (iii) November 4, 2014 incorporated by reference in this prospectus supplement state that they did not audit and they do not express an opinion on that unaudited condensed consolidated financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. PricewaterhouseCoopers LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited condensed consolidated financial statements because those reports are not a “report” or a “part” of the registration statements prepared or certified by PricewaterhouseCoopers LLP within the meaning of Sections 7 and 11 of the Securities Act of 1933.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter named below has severally agreed to purchase the principal amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes

Goldman Sachs International	NZD	120,000,000
The Toronto-Dominion Bank		120,000,000
National Australia Bank Limited		60,000,000

Total	NZD	300,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by us.

Per NZD1,000 note	NZD	3.00
Total	NZD	900,000,000

The notes sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial price to public of up to 0.200% of the principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial price to public of up to 0.100% of the principal amount of the notes. If all the notes are not sold at the initial price to public, the underwriters may change the initial price to public and the other selling terms. The offering of the notes by the underwriters is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The underwriters intend to offer the notes for sale in the United States either directly or through affiliates or other dealers acting as selling agents. The underwriters may also offer the notes for sale outside the United States either directly or through affiliates or other dealers acting as selling agents. This prospectus supplement may be used by the underwriters and other dealers in connection with offers and sales of notes made in the United States, including offers and sales in the United States of notes initially sold outside the United States. The notes have not been, and will not be, registered under the Securities Act of 1933 for the purpose of offers or sales outside the United States.

The notes are a new issue of securities with no established trading market. We have been advised by Goldman, Sachs & Co. and Goldman Sachs International that they intend to make a market in the notes. Other affiliates of The Goldman Sachs Group, Inc. may also do so. Neither Goldman, Sachs & Co., Goldman Sachs International nor any other affiliate, however, is obligated to do so and any of them may discontinue market-making at any time without notice. No assurance can be given as to the liquidity or the trading market for the notes.

Please note that the information about the original issue date, original price to public and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased a note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

It is expected that delivery of the notes will be made against payment therefor on December 17, 2014, which is the fifth business day following the date of this prospectus supplement. Under Rule 15c6-1 promulgated under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to the third business day before delivery will be required, by virtue of the fact that the notes initially will settle on the fifth business following the day of pricing (“T+5”), to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.

No underwriter is permitted to make offers or sales of the notes in the United States or to United States persons except if such offers or sales are made by or through SEC-registered broker-dealers, as permitted by Financial Industry Regulatory Authority, Inc. regulations. Certain of the underwriters are expected to make offers and sales both inside and outside the United States, directly or through their respective selling agents. Underwriters making offers or sales in the United States expect them to be made by their respective affiliates or other entities that are SEC-registered broker-dealers.

No underwriter is permitted to communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes other than in circumstances in which Section 21(1) of the FSMA does not apply to us. In addition, each underwriter is required to comply with all applicable provisions of FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), no underwriter is permitted to make an offer of notes which are the subject of the offering contemplated by this prospectus supplement to the public in that Relevant Member State other than:

a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

b)	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the Issuer for any such offer; or

c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes referred to above shall require the issuer or any dealer to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression “an offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

This prospectus supplement does not constitute a “prospectus” (as defined in section 2(1) of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong)) (the “Companies (Winding Up and Miscellaneous Provisions) Ordinance”), nor is it an advertisement, invitation or document containing an advertisement or invitation falling within the meaning of section 103 of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “Securities and Futures Ordinance”). The notes (except for notes which are a “structured product” as defined in the Securities and Futures Ordinance) may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance, or (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance,

and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder. This prospectus supplement is for distribution in Hong Kong only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferred except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for six months after that trust has acquired the notes under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA, (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

The notes are not offered, sold or advertised, directly or indirectly, in, into or from Switzerland on the basis of a public offering and will not be listed on the SIX Swiss Exchange or any other offering or regulated trading facility in Switzerland. Accordingly, neither this prospectus supplement nor any accompanying prospectus or other marketing material constitute a prospectus as defined in article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus as defined in article 32 of the Listing Rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland. Any resales of the notes by the underwriters thereof may only be undertaken on a private basis to selected individual investors in compliance with Swiss law. This prospectus supplement and accompanying prospectus may not be copied, reproduced, distributed or passed on to others or otherwise made available in Switzerland without our prior written consent. By accepting this prospectus supplement and accompanying prospectus or by subscribing to the notes, investors are deemed to have acknowledged and agreed to abide by these restrictions. Investors are advised to consult with their financial, legal or tax advisers before investing in the notes.

No underwriter is permitted to:

(a)	offer or sell, directly or indirectly, any notes; or

(b)	distribute, directly or indirectly, any offering materials or advertisement in relation to any offer of notes,

in each case in New Zealand, other than to “wholesale investors” within the meaning of the Financial Markets Conduct Act 2013 of New Zealand.

This prospectus supplement, the accompanying prospectus and any other offering material or advertisement relating to the notes is not intended to be, and may not be, distributed or passed on, directly or indirectly, to any other class of persons in New Zealand.

This prospectus supplement and the accompanying prospectus are not a prospectus or investment statement under the Securities Act 1978 of New Zealand or a product disclosure statement under the Financial Markets Conduct Act 2013 of New Zealand. They are not required to, and do not, contain all the information which would be required in a prospectus, investment statement or product disclosure statement. This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of the notes in New Zealand. They have not been registered, filed with, approved or reviewed by any New Zealand regulatory authority.

The provision of this prospectus supplement and the accompanying prospectus to any person in Australia does not constitute an offer of notes to that person or an invitation to that person to apply for notes unless:

(a)	the aggregate consideration payable by that person is at least A$500,000 (or its equivalent in any other currency, but disregarding moneys lent by the offeror or its associates) and the offer or invitation otherwise does not require disclosure to investors under Parts 6D.2 or 7.9 of the Corporations Act 2001 of Australia (“Corporations Act”); and

(b)	that person is not a “retail client” as defined for the purposes of Section 761G of the Corporations Act.

This prospectus supplement, the accompanying prospectus, any other offering material or advertisement relating to the notes is not intended to be, and may not be, distributed or passed on, directly or indirectly, to any other class of persons in Australia.

This prospectus supplement and the accompanying prospectus are not disclosure documents under Chapter 6D of the Corporations Act or product disclosure statements under Part 7.9 of the Corporations Act. They are not required to, and do not, contain all the information which would be required in a disclosure document or a product disclosure statement. This prospectus supplement and the accompanying prospectus are not, and under no circumstances are to be construed as, an advertisement or a public offering of the notes in Australia. They have not been lodged with the Australian Securities & Investments Commission (“ASIC”). No securities commission or similar authority in Australia, including ASIC, has reviewed or in any way passed upon this prospectus supplement or the accompanying prospectus or the merits of the notes.

Notes may only be transferred to or within Australia if the consideration payable at the time of transfer is a minimum amount of A$500,000 (or the equivalent in an another currency, disregarding moneys lent by the transferor or its associates) and the transfer otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act and, in any case, the transfer is not to a person who is a “retail client” for purposes of Section 761G of the Corporations Act.

Goldman Sachs International is relying upon ASIC Class Order 03/1099 and in that respect makes the following disclosures. Goldman Sachs International is exempt under ASIC Class Order 03/1099 from the requirement to hold an Australian financial services licence under the Corporations Act in respect of the financial services it provides in relation to this transaction. Goldman Sachs International is authorised by the Prudential Regulation Authority and regulated by the Financial Conduct Authority and the Prudential Regulation Authority under the laws of England and Wales, which differ from Australian laws.

The Goldman Sachs Group, Inc. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $110,000.

The Goldman Sachs Group, Inc. has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for The Goldman Sachs Group, Inc. or its affiliates, for which they received or will receive customary fees and expenses. Goldman Sachs International, the lead underwriter, is an affiliate of The Goldman Sachs Group, Inc. Please see “Plan of Distribution — Conflicts of Interest” on page 117 of the accompanying prospectus.

In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve securities and instruments of The Goldman Sachs Group, Inc.

NZD300,000,000

The Goldman Sachs Group, Inc.

5.20% Notes due 2019

Goldman Sachs International

TD Securities

National Australia Bank